Exhibit 10

FILE No. 1,327-2021

CREDIT FACILITY AGREEMENT

SCOTIABANK CHILE

AND

INVERSIONES Y RENTAS S.A.

In the City of Santiago de Chile, on February 5, 2021, before me, PATRICIO RABY BENAVENTE, lawyer, Notary Public, chief of the fifth Notary office of Santiago, domiciliated in Gertrudis Echeñique 30, office 32, Las Condes, Santiago, there appeared: One.-) Mr. SEBASTIÁN CARVAJAL BOU, Chilean, married, commercial engineer, national identity card number 9,354,957-0, and Mr. ROBERTO OSORIO LOPEZ, Chilean, single, commercial engineer, identity card number 10,130,661-5, both of them acting on behalf, as shall be hereinafter evidenced, of SCOTIABANK CHILE, a banking corporation incorporate and existing according to the laws of the Republic of Chile, Tax ID 97,018,000-1, all of them domiciled for the purposes hereof at Avenida Costanera Sur No.2710, Tower A, in the borough of Las Condes, in Santiago, Metropolitan Region, hereinafter also and indistinctly referred to as the “Bank” or the “Creditor”; Two.- Mr. Rodrigo Hinzpeter Kirberg, Chilean, divorced, lawyer, national identity card number 7,016,591-0 and Mr. Alessandro Bizzarri Carvallo, Chilean, married, lawyer, national identity card number 7,012,089-5, both of them acting on behalf, as it shall be hereinafter evidenced, of INVERSIONES Y RENTAS S.A., a stock corporation (sociedad anónima) duly incorporated and validly existing in accordance with the laws of the Republic of Chile, Tax ID number 96,427,000-7, all of them domiciled for purposes hereof, at Enrique Foster Sur No. 20 14th floor, in the borough of Las Condes, in Santiago, Metropolitan Region, hereinafter also referred to as the “Debtor”; the appearing parties, who are of age, and evidence their identities by the identity cards referred to above, state as follows:

FIRST: Credit Facility Agreement. The Bank hereby agrees with the Debtor, and the Debtor accepts, to enter into this credit facility agreement in accordance with the terms and conditions agreed upon below, hereinafter also and indistinctly referred to as the “Credit Facility Agreement” or the “Agreement”, which shall govern the loan to be granted by Scotiabank Chile to the Debtor according to this instrument.

SECOND: A.- Credit Facility Amount. The Bank hereby agrees to grant financing to the Debtor up to the maximum principal amount of 5,200,000 Unidades de Fomento, hereinafter also and indistinctly referred to as the “Credit”. The Credit shall be disbursed on a one-time basis, hereinafter referred to as the “Loan”, as requested by the Debtor in writing to the Bank by means of a notice delivered to the latter at the registered office thereof no later than one (1) Bank Business Day in advance to the date on which the Loan is to be disbursed, hereinafter also referred to as the “Disbursement Request”, in accordance with the terms and conditions established herein and up to the maximum amount indicated above. The Disbursement Request to be submitted by the Debtor to the Bank shall be issued according to the text of the document attached hereto as Annex A, which after being duly signed by the parties is registered on the date hereof before the authorizing Notary under number 95-2021 and which is made part of this Agreement for any legal and contractual purposes that may arise. The Disbursement Request shall be irrevocable. The Loan to be granted by the Bank to the Debtor under this Agreements shall be disbursed in pesos, currency of legal tender in Chile. The disbursement to be made by the Bank under this Agreement shall be deposited in the checking account to be indicated by the Debtor, no later than at 01:01 p.m. of the day in which the Loan is to be disbursed. The Credit Facility Agreement shall be non-revolving; consequently, any repayments or prepayments to be made by the Debtor under the Loan shall not entitle the Debtor to apply for new disbursements. Any references made herein to “Bank Business Days” or “Bank Business Day” shall mean bank business days in the Republic of Chile. B. Purpose. The purpose of the Loan granted under the Credit shall be the one set forth in a private document signed by the Parties on the same date hereof, hereinafter referred to as the Use of Proceeds.

THIRD: Expiration of the Obligation to Disburse the Loan. The Bank’s obligation to disburse the Loan in accordance with the terms and conditions set forth herein shall expire and become ineffective on June 30, 2021, hereinafter also referred to as the “Expiration Date” and, consequently, the Bank shall not be obliged to make any other disbursement as from such date.

FOURTH: Term, Form and Place of Payment. A.- Repayment of Principal: The principal owed under the Loan to be granted by the Bank in accordance with this Agreement shall be repaid by the Debtor in five annual and successive installments for the amounts and on the dates to be indicated below: Installment number 1 for an amount equivalent to 14.28% of the Loan expressed in Unidades de Fomento maturing on May 31, 2024; installment number 2 for an amount equivalent to 14.28% of the Loan expressed in Unidades de Fomento maturing on May 30, 2025; installment number 3 for an amount equivalent to 14.28% of the Loan stated in Unidades de Fomento maturing on May 29, 2026; installment number 4 for an amount equivalent to 14.28% of the Loan expressed in Unidades de Fomento maturing on May 31, 2027; installment number 5 for an amount equivalent to 42.88% of the Loan expressed in Unidades de Fomento maturing on May 31, 2028, hereinafter also referred to as the “Maturity Date”. B.- Form and Place of Payment. All the payments under this Agreement are to be made in pesos, national currency of legal tender. All payments that the Debtor must make or makes in accordance with the terms of this Agreement or any other instrument that is subscribed or executed pursuant to it, shall be made in immediately available funds, without any further requirement, before 12:01 p.m. on the relevant payment date, at the Bank’s offices located at Avenida Costanera Sur 2710, Tower A, in the borough of Las Condes, in the city of Santiago. Payment may also be made by remote means, by wire transfer to the Bank’s zero account, or to the account notified in writing by the Bank at least 5 Bank Business Days prior to the respective payment date, for which purpose the Bank shall provide the Debtor all the information necessary to make said payment by remote means. If the date established for the payment of principal and/or interest is not a Bank Business Day, the payment shall be extended until the immediately following Bank Business Day, and the respective payment shall also include any interest accrued during such extension at the same interest rate set forth below, in which case the interest accrued during the aforementioned extension shall be discounted from the interest accrued in the following period. C.- Payment Currency: The principal amount expressed in Unidades de Fomento shall be repaid in its equivalent amount in pesos on the date of payment, according to the official value that such Unidad de Fomento represents as of that date. For these purposes, Unidad de Fomento shall be understood as the unit defined in chapter II.B. three of the Compendium of Financial Regulations of the Central Bank of Chile. The obligations must be paid on the maturity dates, in their equivalent amount in pesos, at the value of the Unidad de Fomento published by the Central Bank of Chile in the Official Gazette, on the actual payment date or the maturity date if the payment is made after the expiration thereof. The parties agree that if, for any reason, the Unidad de Fomento or its current calculation method ceases to exist, all obligations expressed in Unidades de Fomento under this Agreement shall continue to be governed by the regulations relating to the Unidad de Fomento in force as of that date, unless in such case the parties agree to replace such regulations with a new system for the readjustment of the transactions of the Chilean Banks, that has been duly approved by the Central Bank of Chile.

FIFTH: Interest. A.- Interest Rate. The principal amount owed under the Loan granted under this Agreement shall accrue an annual interest rate of 0.85% from the date of disbursement until the Maturity Date. B.- Interest Payment. Interest shall be paid in eight installments due on the following dates: installment number 1, due on May 31, 2021; installment number 2, due on May 31, 2022; installment number 3, due on May 31, 2023; installment number 4, due on May 31, 2024; installment number 5, due on May 30, 2025; installment number 6, due on May 29, 2026; installment number 7, due on May 31, 2027; and installment number 8, due on May 31, 2028. Any interest not paid on the respective maturity dates shall be capitalized in accordance with the relevant legal rules. Interest accrued at the rate indicated in paragraph /A/ above shall be paid by the Debtor in immediately available funds, without any request or demand whatsoever, no later than at 01:00 p.m. of each of the interest maturity dates indicated above. C.- Default Interest. In case of default or simple delay in the payment of the principal of the Loans and/or any interest thereon, the Bank, after giving notice thereof to the Debtor, may capitalize the interest in accordance with Article 9 of Law Number 18,010, and such amounts shall then accrue a default interest equal to the maximum conventional interest rate allowed to be stipulated for transactions in adjustable national currency applicable to this Credit, in force on the day of the default or simple delay, to be applied from the default or simple delay until the date of actual payment, without prejudice to any other rights to which the Bank is entitled in accordance with the law.

SIXTH: Prepayments. The Debtor shall be entitled to prepay, free of charge, in any date until the Maturity Date, all or part of the outstanding balance of the Loan as of such date, provided that all of the following conditions are met: a) that the debtor shall have given notice to the Bank at least ten Bank Business Days in advance. b) that prepayments are not made on a Friday or on the eve of a non-bank business day in Chile. If such were the case, the prepayment shall be made on the following Bank Business Day, including in this case any interest accrued until the actual payment day. In the event of a partial prepayment of the Credit, the Debtor may choose whether to proportionally abate all the remaining principal installments or to reduce the prepayment amount of the last installment or installments. Should the Debtor make no choice at all, the prepayment amount shall be abated from the last principal installment and, if the prepayment amount is greater than the last principal installment, the balance shall be abated from the second last installment and so on, if there is any remainder.

SEVENTH: Conditions Precedent to the Loan. The Bank’s obligation to disburse the Loan under this Credit Facility Agreement shall be subject to compliance with all the following conditions precedent, which, as established for the benefit of the Bank, may be waived by the Bank at its sole discretion: One. - That the Bank shall have received, at least one Bank Business Day in advance to the disbursement date under the Loan, the corresponding Disbursement Request, in the terms and under the conditions set forth in the second clause hereof, and according to the tenor of the document identified as Annex A referred to in section two hereof; Two. – That on the disbursement date of the Loan none of the events described in Section Eleven hereof shall have occurred nor continue Three. -That the Debtor, on the Loan disbursement date, is not in default or simple delay in the fulfillment of its payment obligations to the Bank, irrespective of the nature, cause or origin thereof; Four. - That, prior to, or concurrently with, the Loan disbursement, the Debtor issues a Promissory Note to the order and satisfaction of the Bank in the form and under the conditions set forth in section Eight below; Five. - That the Debtor provides to the Bank of the corresponding Stamp Tax to be paid in accordance with the law, in the manner set forth in section Eight below; Six. - That, prior to the disbursement of the Loan and in the relevant Disbursement Request, the Debtor certifies that the representations and warranties made by the Debtor hereunder remain valid and shall continue to be valid, and that such representations and warranties are correct and true as of the Disbursement Date as if they had been made by the Debtor on that date; and Seven. -That all fees, commissions and expenses that the Debtor must pay to the Bank hereunder are duly paid on the Loan disbursement date, which may be deducted by the Bank at the moment of the disbursement of the Loan.

EIGHTH: Credit Documents. For the purposes of evidencing the obligations to repay the amounts disbursed hereunder plus any interest thereon to the Bank, the Debtor shall issue a promissory note to the Bank’s order, and before a Notary Public, for the total amount of the Loan, hereinafter also referred to as the “Promissory Note”. The parties agree on that Promissory Note shall constitute a “título ejecutivo” (title for execution) in accordance with the provisions set forth in the Chilean Code of Civil Procedure. Once the entire Loan has been fully repaid, the Bank shall return the Promissory Note, duly canceled, to the Debtor. Moreover, the Debtor shall provide funds to the Bank for the payment of the Stamp Tax levied on the transaction, together with the issuance of the Promissory Note. For such purpose the Debtor hereby grants an irrevocable power of attorney to the Bank to deduct sufficient funds for the payment of said tax from the Loan, and the Bank hereby accepts such power of attorney. The Promissory Note shall be issued in accordance with the form attached hereto as Annex B, which duly signed by the parties is notarized on the date hereof, before the authorizing Notary under number 95-2021 and which is made a part thereof to all the legal and contractual effects that may arise. The appearing parties hereby agree and declare that the issuance of the Promissory Note, the fact that it is a “título ejecutivo” (title for execution) and the payment or provision of the respective Stamp Tax levied thereon are an essential condition for the Loan to be granted hereunder, and that such condition must be fulfilled prior to, or simultaneously with, the disbursement thereof. Once the Promissory Note has been delivered to the Bank and the other conditions set forth above have been met, the Bank shall disburse the Loan. The issuance and delivery of the Promissory Note shall not be construed as a novation nor shall it limits, reduces or affects in any way, the obligations undertaken by the Debtor to the Bank in accordance herewith.

NINETH: Representations and Warranties. The Debtor hereby represents and warrants to the Bank that the following asseverations are accurate and true: a) That it is a sociedad anónima (stock corporation) validly incorporated, existing and in good standing, in accordance with the laws of the Republic of Chile, subject to the legal and statutory standards applicable to such kind of companies. The Debtor also declares that, to the best of its knowledge and belief, there is no liquidation request, procedure or motion against the Debtor; b) That the Debtor has the powers and authorizations necessary to enter into and comply with this Agreement and issue the Promissory Note and that such powers and authorizations have been duly and validly granted, and that the Debtor’s obligations arising from this Agreement and the Promissory Note, as appropriate, are and shall be legally valid, mandatory, and enforceable against the Debtor; c) That this Agreement does not infringe the legislation applicable to the Debtor, nor the agreements currently in force to which it is a party.; d) That the Debtor does not require any governmental or third parties’ authorizations or approvals, for the execution, validity and enforceability of this Agreement other than those obtained prior to the execution hereof. e) That the Loan documents - both this Agreement and the Promissory Note evidencing the disbursement, are legally valid and binding. f) That, as of the date hereof, there are no relevant outstanding debts for taxes, labor or social security obligations, nor has any relevant lawsuit been brought against the Debtor, which could compromise the Debtor’s ability to fulfill the obligations assumed hereunder. g) That, as of the date hereof, there are no pending or threatened, or, in the Debtor’s best knowledge and belief, possible, actions, lawsuits, judicial or administrative proceedings, claims, subpoenas, or similar ones, according to, that may give rise to a Material Adverse Effect. A “Material Adverse Effect” means, for all purposes of this Agreement, the one that: a) affects the legality, validity and binding nature of this Agreement and the Promissory Note; b) negatively affects the business, operation, properties, assets and/or financial condition of the Debtor in such a way that it may cause the Debtor not to fulfill its obligations under this Agreement or the Promissory Note; or c) affects the rights and remedies of the Bank pursuant to this Agreement or the Promissory Note. h) That, as of the date hereof, the Debtor is the main shareholder and direct or indirect controller of Compañía Cervecerías Unidas S.A. For these purposes, the terms “Control” or “Controller” shall have the meaning assigned to the term “controller” in article 97 of the Securities Market Law No. 18.045. i) That, as of the date hereof, the only shareholders of the Debtor, holding 50% of the capital stock each, are Quiñenco S.A. and Heineken Chile Limitada, a company controlled by Heineken Americas B.V.

TENTH: Obligations. While the payment of any amount owed under this Agreement, the granted Loan and/or the issuance of the Promissory Note is pending, the Debtor undertakes to faithfully and strictly comply with the following obligations, which the appearing parties mutually agree to consider as of the essence and material for the subscription of this Agreement: a) to submit to the Bank the consolidated financial statements audited by external auditors on an annual basis and the unaudited individual semi-annual financial statements, within a maximum term of 90 days following the expiration of the respective period. b) to annually deliver to the Bank, the information necessary for the correct application of the provisions on individual credit limits, as provided for in articles 84 and 85 of the General Banking Law. c) to comply in all aspects with the applicable laws, regulations, provisions and orders issued by the competent authority, especially including in said compliance, without limitations, the timely payment of all taxes, levies and fiscal charges that affect the Debtor or its assets, and to timely comply with the labor, social security, tax and municipal obligations to which they may be subject, and to give evidence thereof to the Bank, at its sole request, as long as its non-compliance may give rise to a Material Adverse Effect. d) to inform the Bank about any modifications made to the company, no later than 30 days after the last legalization step thereof, attaching to such effect the relevant information as well as the information regarding the granting of new general powers of attorney or the revocation of those currently in force, and to provide the Bank with a copy of the corresponding public deeds and other necessary documents. e) to annually deliver to the Bank, together with the financial statements referred to in paragraph a) hereof, a certificate of compliance with the commitments signed by the general manager or the finance manager, certifying the fulfillment of the affirmative and negative covenants assumed hereunder, and that no acceleration event has occurred. Moreover, it shall include a reasonable detail of the calculations necessary to determine if the Debtor is in compliance with the financial obligation referred to in paragraph f) below. f) To maintain during the entire effective term of the Loan, the following financial ratio to be measured every six months as of June and December of each year, based on the individual financial statements submitted by the Debtor according to paragraph a) hereof: A Debt Ratio equal to or less than 0.5 times. “Debt Ratio” is defined as the Financial Debt divided by Total Assets of the Debtor. For the purposes hereof, “Financial Debt” shall refer to the obligations due to the banks and financial institutions, financial obligations to the public – including those secured by promissory notes, bonds, negotiable instruments and any other similar ones; obligations, accounts and notes payable to institutions related to banks and financial institutions, short and long-term leasings and factoring with liability undertaken by the Debtor; and “Total Assets” means the “Total Assets” accounting entry in the Debtor’s financial statements. The amount of all the guarantees, simple or joint and several surety bonds joint and several co-debts, or other personal guarantees or secured interests created by the Debtor to secure the payment of the Financial Debt of third parties, even if they are owed by its Subsidiaries, shall be considered as part of the Financial Debt and shall be added to it at the time of calculating the Debt Ratio. “Subsidiary” has the meaning assigned to said term in article 68 of Law No. 18,046 when defining the term “subsidiary”. g) to ensure that, at any time, the Debtor’s obligations under this Agreement shall have at least the same preference and priority of payment under the law as the Debtor’s other payment obligations, except for the labor, social security or tax obligations or others that the law may determine in the future. h) to maintain Control over at least 50.1% of the shares in Compañía Cervecerías Unidas S.A. i) to comply with any applicable regulations regarding money laundering, anti-terrorism and anti-corruption laws including the Foreign Corrupt Practices Act and any applicable Sanction related to the Debtor’s business. For these purposes, “Sanction” means any international economic sanction administered or imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), and the United States of America, the Security Council of the United Nations, the European Union, Her Majesty’s Treasury, the Ministry of Foreign Affairs of Canada, the Canadian government or any other competent authority. j) not to allocate all or part of the funds of this financing, either directly or indirectly, nor make any part of them available to another person in any other way; /i/ to make an offer, a payment, or a promise of payment, or authorization of payment or delivery of money to persons who fail to comply with any applicable anti-corruption or money laundering legislation; /ii/ to finance or facilitate any activity, business or transaction with a Sanctioned Person, or /iii/ in any other way that constitutes or causes the violation of any Sanction by any party involved in this financing. k) to inform the Bank in writing, as soon as it becomes aware of the following: /i/ if the Debtor has become a Sanctioned Person, or /ii/ receives any notification or has knowledge of any proceeding, litigation, or investigation that is being carried out against it regarding any Sanctions. “Sanctioned Person” means /a/ any person included in any sanctions list kept by the OFAC, the United Nations Security Council, the Canadian Ministry of Foreign Affairs, or /b/ any other person who operates, resides or is organized in a country subject to a sanction program identified in the list kept by OFAC. l) to ensure that all transactions carried out with Related Persons, as such term is defined in law No. 18,045, either directly or through other related persons, are consistent with equity conditions similar to those that usually prevail in the market. m) the Debtor hereby undertakes, as a vicarious promise, that Quiñenco S.A. and/or Heineken Chile Limitada, a company controlled by Heineken Americas B.V. shall hold, either directly or indirectly, individually or jointly, at least 50% of the Debtor’s property. Notwithstanding the foregoing, Quiñenco S.A. or Heineken Chile Limitada, a company controlled by Heineken Americas B.V. may reduce or sell its equity interest, to the extent that the new shareholder together with Quiñenco S.A. and/or Heineken Chile Limitada control the Debtor under a shareholders’ agreement similar to the one that is currently in force. n) to give written notice to the Creditor as soon as it becomes aware and, in any case no later than 5 Bank Business Days, of the occurrence of any event or circumstance that negatively affects the business, transactions, properties, assets and/or financial condition of the Debtor in such a way that it may cause the breach of the Debtor’s obligations under this Agreement or the Promissory Note, which is to be cured within 30 calendar days following the date of said notice.

ELEVENTH: Events of Default or Acceleration. SCOTIABANK CHILE may, at its sole discretion, enforce each and every one of the obligations undertaken by the Debtor to it as if they are overdue, without prejudice to any other rights entitled to it as creditor, in any of the following cases: a) The Debtor’s failure to fully and timely pay any principal and/or interest installment of the Loan due under this Agreement. b) If the Debtor or Compañía Cervecerías Unidas S.A. has incurred in default or simple delay in the payment of any other obligation, whether in favor of the Bank or third parties for an amount individually or jointly exceeding UF150,000 in the case of the Debtor, and one percent of the Total Assets applicable to Compañía Cervecerías Unidas S.A., on the understanding that such account is the one reflected in the Consolidated Statement of Financial Position of the Consolidated Financial Statements of Compañía Cervecerías Unidas S.A., and provided always that is not cured within 30 calendar days following the date of default or simple delay. c) If one or more obligations of the Debtor and/or Compañía Cervecerías Unidas S.A. become enforceable in advance, and those obligations individually or jointly exceed an amount equivalent to UF150,000 in the case of the Debtor and 1% (one percent) of the Total Assets applicable to Compañía Cervecerías Unidas S.A., on the understanding that such account is the one reflected in the Consolidated Classified Statement of Financial Position contained in the Consolidated Financial Statements of Compañía Cervecerías Unidas S.A., and provided always that it is not cured within 30 calendar days following the occurrence thereof. d) If the Debtor breaches any of the obligations established in section Ten of this Agreement and it is not cured within the 30 calendar days following occurrence thereof, except of what is stated in paragraph (h) and (m) thereof. e) If the Debtor and/or Compañía Cervecerías Unidas S.A. become unable to pay their debts upon maturity or suspend the payments in both cases, after having already acknowledge it, or if they acknowledge in writing the impossibility of paying their debts, or make a general assignment of, or abandon their assets for the benefit of their creditors, or have the status of debtor in a bankruptcy liquidation proceeding, either voluntary or forced, or have the status of debtor in a bankruptcy reorganization proceeding, and provided always that the term of the bankruptcy financial protection applicable in accordance with Law 20,720 /“Law of Reorganization and Liquidation of Companies and Persons”/ as amended, has expired, or if the Debtor and/or Compañía Cervecerías Unidas S.A. take any measure to allow any of the acts mentioned above, provided that, in the case of a proceeding against the Debtor and / or Compañía Cervecerías Unidas S.A., the origin or legitimacy thereof is not objected to or disputed by the Debtor and / or Compañía Cervecerías Unidas S.A., as appropriate, by bringing actions, filing exceptions or suitable remedies in the Courts of Justice, whenever required by the relevant law or the proceedings. f) If any event or circumstance referred to in paragraphs /a/ and /c/ of the Material Adverse Effect occurs during the term of this Agreement. The occurrence of any of the events or circumstances referred to above during the 60 calendar days from the date on which the Use of Proceeds Triggering event described in a private instrument subscribed on the date hereof shall not be considered an event of default. g) If the Debtor’s representations made in section nine hereof turn out to be false or wrong. It is expressly stated that the aforementioned acceleration events have been established for the exclusive benefit of SCOTIABANK CHILE, and that the Debtor is not entitled to take advantage of them in any way whatsoever. Moreover, the Bank’s failure to exercise the rights recognized by this section shall not be construed as a waiver thereof in any way whatsoever, and the Bank reserves the power to exercise them whenever it deems it advisable.

TWELVETH: Availability Fee. The Debtor undertakes to pay the Bank an availability fee equivalent to 0.05% calculated on the non-disbursed amount. This fee shall be paid on the Loan disbursement date or on the Termination Date, if there is no disbursement.

THIRTEENTH: Expenses and Taxes. The expenses, rights and taxes arising from the execution hereof shall be borne by the Debtor. For this purpose, the Debtor expressly empowers Scotiabank Chile to debit such amounts from checking accounts or from any other credit that it recognizes in its favor.

FOURTEENTH: Domicile and Jurisdiction. To all legal effects arising from this Agreement, the Parties establish their domiciles in the City of Santiago and agree to submit to the jurisdiction of the Ordinary Courts therein located.

FIFTEENTH: Titles and Headings. Titles and headings given by the Parties to the provisions of this Agreement have been established only for reference and ease of reading purposes, and shall not affect the meaning or scope that the relevant section, in its entirety, may have different from them.

LEGAL CAPACITIES. The legal capacities of SEBASTIÁN CARVAJAL BOU and ROBERTO OSORIO LOPEZ, to act in the name and on behalf of SCOTIABANK CHILE are evidenced in the public deed executed on August 21, 2018 at the Santiago Notarial Office of Eduardo Javier Diez Morello. The legal capacities of Rodrigo Hinzpeter Kirberg and Alessandro Bizzarri Carvallo, to act in the name and on behalf of INVERSIONES Y RENTAS S.A. are evidenced in the public deed executed on September 25, 2018 at the Santiago Notarial Office of Patricio Raby Benavente. Those documents are not annexed hereto because they are known by the parties and the authorizing Notary. IN WITNESS WHEREOF, the appearing parties sign these presents after reading them. I attest.

[signature]
pp. SCOTIABANK CHILE - 9354957-0

[signature]
pp. SCOTIABANK CHILE – 10130661-5

[signature]
INVERSIONES Y RENTAS S.A. – 7016571-0

[signature]
INVERSIONES Y RENTAS S.A. – 7012089-5

[signature]
NOTARY

[There is a seal]: Rep. 1327-2021
Date:05-02-2021
Prot.N°95-2021

ANNEX “A”
DISBURSEMENT REQUEST

INVERSIONES Y RENTAS S.A.
[Month / Day / Year]

Messrs.
SCOTIABANK CHILE

Ref.: Disbursement Request regarding the Credit Facility Agreement executed on [*] by a public deed before [*] Notary Public of [________] file No. [*] (the “Agreement”).

Dear Sirs,

By virtue of the provisions set forth in the Agreement, INVERSIONES Y RENTAS S.A. hereby delivers this Disbursement Request to you. The capitalized terms used herein, unless otherwise stated, will have the meaning assigned to them in the Agreement.

We hereby irrevocably request SCOTIABANK CHILE to make the following disbursement charged to the Agreement, -to be made on the Disbursement Date [*] of (*) of [*], and for the total amount of [*] Unidades de Fomento, to the extent that all the disbursement conditions established in the Agreement shall have been met or continue to be met as of that date.

The amount requested to be disbursed by SCOTIABANK CHILE is as follows: [*]
Unidades de Fomento.

Moreover, the undersigned, hereby declares and certifies that (a) no Event of Default set forth in section eleven of the Agreement has been verified, (b) all the Representations and Warranties made in section nine of the Agreement, are true and correct as of this date, and

(c) all the conditions precedent set forth to make the disbursement requested from SCOTIABANK CHILE have been met in accordance with the Agreement, and that the Promissory Note evidencing the disbursement shall be delivered to SCOTIABANK CHILE prior to the execution of the disbursement.

Kind regards,

pp. INVERSIONES Y RENTAS S.A.

ANNEX “B”
PROMISSORY NOTE

Scotiabank

PROMISSORY NOTE IN INSTALLMENTS
Transaction No.: [*]

I owe and will pay to the order of Scotiabank Chile, at its office located at [*], in the commune of [*], place of payment, the amount of UF [*] ([*] Unidades de Fomento) for the principal amount of the loan that I have received from said bank, in cash, to my entire satisfaction, and I bind myself to repay such amount as established below.

METHOD OF PAYMENT OF PRINCIPAL: I hereby agree to repay the principal amount of such loan as follows:

Installment	Principal Amount	Maturity Date
No.
1		5/31/2024
2		5/30/2025
3		5/29/2026
4		5/31/2027
5		5/31/2028

INTEREST: The principal amount owed by virtue of this promissory note will accrue an annual interest rate of 0.85% from the date hereof until the maturity date.

I agree to pay such accrued interest in 8 annual installments on the dates indicated below:

Installment	Maturity Date
No.
1	5/31/2021
2	5/31/2022
3	5/31/2023
4	5/31/2024
5	5/30/2025
6	5/29/2026
7	5/31/2027
8	5/31/2028

DEFAULT INTEREST AND ACCELERATION DUE TO DELAY IN THE PAYMENT: In case of default or simple delay in the payment of this promissory note or of any of its installments, the Bank will charge, in addition to the principal and the accrued interests, which will be capitalized, the maximum conventional interest rate set by the authority on the date of the default or simple delay. Moreover, if the payment was agreed in installments, the Bank is authorized to demand the acceleration of the total amount due, will be considered expired for all legal purposes, capitalizing the interest accrued up to that date and, from that time onwards, the total amount of the obligation will accrue the same default interest indicated above.

OTHER ACCELERATION EVENTS: The Bank is empowered to demand payment of the total amount owed, as if it were overdue, in the terms set forth in the previous paragraph, if the issuer or Compañía Cervecerías Unidas S.A. had incurred in default or simple delay in the payment of any other obligation in favor of the Bank or third parties for an amount that individually or jointly exceeds UF150,000 in the case of the issuer, and 1% of the Total Assets applicable to Compañía Cervecerías Unidas SA, on the understanding that such account is the one reflected in the Consolidated Statement of Financial Position of the Consolidated Financial Statements of Compañía Cervecerías Unidas SA, and provided always that it is not cured within 30 days following the date of default or the simple delay.

CHECKING ACCOUNT AND OTHER DEPOSITS: I hereby authorize the Bank to debit all amounts corresponding to this promissory note from my checking, savings, deposit and / or special accounts. In any event, the Bank does not assume any responsibility or obligation in this regard. The obligation of the Bank to render an account of the performance of this power of attorney, if applicable, will be understood to have been fulfilled by informing the principal in writing of the acts performed on its behalf and / or by sending him a copy of the respective instruments, to his address or through any technology means that the principal had previously indicated to the Bank. The power of attorney contained in this instrument may only be revoked once the obligations of the principal undertaken in favor of the Bank have been fully extinguished and will be valid from the fifteenth business day from its written notice to the Bank.

PREPAYMENT: The issuer shall be entitled to prepay, free of charge, on any date no later than the last Maturity Date, all or part of the remaining balance on said date of the obligation that the present promissory note accounts for, provided that all of the following conditions are met:
a) The issuer must give notice to the Bank at least ten Bank Business Days in advance.
b) The prepayments cannot be made on Friday or on the eve of a non-bank business day in Chile. If such were the case, the prepayment shall be made on the following bank business day, including in this case any interest accrued until the actual payment day.
In the event of a partial prepayment of the underlying obligation, the issuer may choose whether to proportionally abate all the remaining principal installments or to reduce the prepayment amount of the last installment or installments. Should the Debtor make no choice at all, the prepayment amount will be abated from the last principal installment and, if the prepayment amount is greater than the last principal installment, the balance shall be abated from the penultimate installment and so on, if there is any remainder.

SEVERABILITY: All obligations derived from this promissory note will be considered indivisible for the issuer, his heirs and / or successors, for all legal purposes.

PROTEST: I do hereby release the holder of this promissory note from the protest obligation.

TAXES, DUES AND EXPENSES: All expenses, taxes and dues accrued under this promissory note, any amendments, extensions, payments or any other circumstance related to it, or produced on the occasion of it, including those derived from the protest if any, will be exclusively borne by the issuer.

DOMICILE AND JURISDICTION: To all legal effects arising herefrom, the Issuer establishes its domicile in the commune of the payment place mentioned above, and agree to submit to the jurisdiction of the Ordinary Courts therein located.

In	, on

Name /corporate name /Debtor or Issuer
Domicile:
City:	Commune:	I.C. / (Tax ID No.)
1- Name of Legal Representative		I.C. / (Tax ID No.)
2- Name of Legal Representative		I.C. / (Tax ID No.)

(1)	(2)
Issuer’s signature

PUBLIC NOTARY AUTHORIZATION

I do hereby authorize the signature(s) of the subscriber(s) / attorney-in-fact (attorneys-in-fact) for the issuer of this promissory note.

In	, on

Public Notary Signature

“The stamp tax on this document is paid out of the monthly income in the Treasury, according to Decree-Law 3,475, Article 15 No. 2”.